Exhibit 99.2

Participants

CORPORATE PARTICIPANTS

Pablo E. Paez

Vice President-Corporate Relations, The

GEO Group, Inc.

George C. Zoley

Chairman, Chief Executive Officer, Founder &

Director, The GEO Group, Inc.

Brian R. Evans

Chief Financial Officer & Senior Vice

President, The GEO Group, Inc.

J. David Donahue

Senior Vice President and President, U.S. Corrections and Detention,

& International Operations, The GEO Group, Inc.

Ann M. Schlarb

Senior Vice President & President,GEO Care, The GEO Group, Inc.

David J. Venturella

Senior Vice President-Business Development, The GEO Group, Inc.

OTHER PARTICIPANTS

Kevin McVeigh Analyst, Deutsche Bank Securities, Inc. Michael B. Kodesch Analyst, Canaccord Genuity, Inc.	Tobey Sommer Analyst, SunTrust Robinson Humphrey, Inc. Kevin A. McClure Analyst, Wells Fargo Securities LLC

Management Discussion Section

Operator

Hello and welcome to the GEO Group 1Q 2017 Earnings Conference Call. [Operator Instructions] Please note this event is being recorded. I now would like to turn the conference over to Pablo Paez, Vice President of Corporate Relations. Please go ahead.

Pablo E. Paez

Vice President-Corporate Relations, The GEO Group, Inc.

Thank you, Operator. Good morning, everyone, and thank you for joining us for today’s discussion of the GEO Group’s first quarter 2017 earnings results.

With us today is George Zoley, Chairman and Chief Executive Officer; Brian Evans, Chief Financial Officer; Ann Schlarb, President of GEO Care; David Donohue, President of GEO Corrections & Detention; and David Venturella, Senior Vice President of Business Development.

This morning, we will discuss our first quarter results and current business development activities. We will conclude the call with a question-and-answer session. This conference call is also being webcast live on our website at investors.geogroup.com.

Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results is included in the press release and supplemental disclosure that were issued this morning.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations with respect to various matters. These forward-looking statements are intended to fall within the safe harbor provisions of the securities laws. Our actual results may differ materially from those in the forward-looking statements as a result of various factors contained in our Securities and Exchange Commission filings, including the Forms 10-K, 10-Q and 8-K reports.

With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Good morning to everyone and thank you for joining us on this call. We are very pleased with our strong first quarter results, which reflect the continued growth of our diversified business units of GEO Corrections & Detention, as well as GEO Care.

Our first quarter performance was driven by higher occupancy rates across our diversified real estate portfolio, particularly throughout a number of our federal facilities. In addition, our GEO Care division continued to experience year-over-year revenue and earnings growth, driven primarily by the continued utilization of its ISAP program with ICE.

Our first quarter results reflect the activation of our company-owned 780-bed Folkston Processing Center under a fixed price intergovernmental agreement between ICE and Charlton County, Georgia, which began ramping up in January of this year. The Folkston Center is expected to generate approximately $21 million in annualized revenues.

In addition to this project activation, we’re very pleased to have been awarded a new contract by ICE in April of this year for the development and operation of a new company-owned 1,000-bed detention facility in Conroe, Texas. The new $117 million detention facility is expected to generate approximately $44 million in annualized revenues on its expected completion in the fourth quarter of 2018.

We are pleased to have been able to build on our partnership with ICE, which dates back three decades to 1986 and has helped the agency provide high-quality services in safe, humane and culturally responsive environments pursuant to the federal government’s Performance-Based National Detention Standards.

In order to continue to be in a position to meet what is expected to be increased demand for detention capacity at the federal level, we also recently acquired the 688-bed Maverick County Detention Center in Texas for approximately $15 million. The center, which is currently idle was originally built by Maverick County in 2008 and previously provided services for the U.S. Marshals Service.

To support other future capital needs, we took important steps during the first quarter to reposition our capital structure with the issuance of 10.4 million shares of our common stock on a split-adjusted basis and the refinancing of our term loan and revolving credit facilities.

Our recent equity offering and credit facility refinancing increased our liquidity by approximately $276 million and helped us lower our total net leverage ratio to approximately 4.5 times currently – EBITDA.

Following these important capital market transactions, we closed on our previously announced acquisition of Community Education Centers for $360 million in early April. CEC managed over 12,000 beds nationwide, including approximately 7,000 of the reentry beds, which we believe represents one of the largest real estate portfolios of owned and managed community reentry centers in the country. We have successfully integrated CEC in our existing business units of GEO Corrections & Detentions and GEO Care, and we expect to achieve our previously guided synergies, revenues and earnings accretion from this important acquisition.

Following the CEC acquisition, we now own or manage approximately 100,000 beds worldwide, including approximately 10,000 community reentry beds. At 100,000 beds, GEO is the largest corrections and detention provider in the private sector and, to our knowledge, the fifth largest among all unified correction organizations in the world. We believe the CEC acquisition represents a compelling strategic fit for GEO, which will allow us to continue to expand the delivery of industry-leading rehabilitation and community reentry programs through our GEO Continuum of Care.

As a socially responsible service provider, we are continuing to expand our organizational and financial commitment to be the world leader in the delivery of offender rehabilitation and community reentry programs. As we announced earlier this year, we have continued to expand our GEO Continuum of Care division by doubling our annual expenditure commitment from $5 million to $10 million beginning this year.

Our GEO Continuum of Care integrates enhanced in-prison programs, which are evidence-based and includes cognitive behavioral treatment with post-release services, including for housing, food, clothing, transportation and job placement services. We presently have 13 GEO facilities that involve more than 15,000 individuals in 9 states, which are in various stages of fully implementing the GEO Continuum of Care rehabilitation model. Additionally, in the state of Victoria, Australia, GEO is developing the 1,300-bed Ravenhall Prison, which we believe will have the most comprehensive rehabilitation program in the world. All of these efforts underscore our continued belief that, as a company, we are at our best when helping those in our care re-enter society as productive and employable citizens.

In summary, our strong first quarter financial results have been underpinned by our company’s diversification, which has allowed us to continue to pursue quality growth through both organic projects and acquisitions. We are also actively marketing our available beds in inventory and have been encouraged by recent demand trends.

Following the CEC and Maverick County, we have approximately 5,000 idle beds and 2,000 underutilized beds at existing facilities. Combined, we have – we believe these 7,000 available beds could generate more than $60 million annually in incremental adjusted EBITDA. We believe the strength of our growth platform and our financial performance have positioned us to continuously enhance value for our shareholders.

We recently completed a 3-for-2 split of our common stock, which we believe will increase trading liquidity in our stock and should be viewed as a signal of our expectation of continued earnings and cash flow growth.

We are proud that our continued growth has allowed us to confirm our split-adjusted AFFO per share guidance for the year and our quarterly dividend payment despite our recent equity offering of 10.4 million shares on a split-adjusted basis. We are also proud to have been able to pay what is currently the highest dividend in our industry of $0.47 per share quarterly or $1.88 per share annually on a split-adjusted basis.

Now, I would like to turn the call over to our CFO, Brian Evans.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Thank you, George, and good morning, everyone. As disclosed in our press release today, for accounting purposes, our results for both periods presented first quarter 2017 and first quarter 2016 are adjusted retroactively to reflect the effect of our recent 3-for-2 stock split.

This morning, we reported net income attributable to GEO per share or GAAP earnings per share for the first quarter 2017 of $0.35 per share, which reflects approximately $2.6 million net of tax and M&A-related expenses, which are included in our G&A expense for the quarter, and a gain on sale of real estate assets of approximately $300,000 net of tax. Excluding these items, we reported adjusted EPS of $0.37 per diluted share and adjusted funds from operations of $0.65 per diluted share.

Our revenues for the first quarter 2017 increased to approximately $551 million from $510 million a year ago. Construction revenue for the first quarter was $57 million compared to $41 million in the first quarter of 2016. As a reminder, our construction revenue is related to our Ravenhall Project in Australia and has little or no margin.

For the first quarter 2017, we reported NOI of approximately $142 million. Compared to first quarter 2016, our first quarter 2017 results reflect the activation of our company-owned 780-bed Folkston ICE Processing Center in January of this year, overall, higher utilization rates for our federal facilities under contract with ICE, as well as the ICE ISAP program and, as George mentioned, the issuance of 10.4 million shares of our common stock on a split-adjusted basis in March of this year.

Moving to our outlook for the balance of 2017. We’ve updated our guidance for the full year on a split-adjusted basis to reflect the recent 3-for-2 stock split. We expect our stock split-adjusted full year adjusted net income to be in a range of $1.34 to $1.41 per diluted share. We have confirmed our split-adjusted full year normalized FFO guidance in a range of $1.93 to $2.00 per diluted share. And we have confirmed our split-adjusted full year AFFO guidance in a range of $2.47 to $2.53. We expect full year revenue to be approximately $2.3 billion, including approximately $102 million in construction revenue related to the Ravenhall Project.

For the second quarter of 2017, we expect total revenues to be in the range of $581 million to $586 million, including approximately $30 million in construction revenue related to the Ravenhall Project. Our second quarter 2017 adjusted net income is expected to be in a range of $0.31 to $0.33 per diluted share. We expect normalized FFO to be between $0.46 and $0.48 per diluted share and AFFO to be between $0.59 and $0.61 per diluted share for the second quarter 2017.

Our guidance for 2017 reflects the following assumptions. First, our updated guidance reflects our recent equity offering of 10.4 million shares on a split-adjusted basis, as well as the recent refinancing of our term loan and revolving credit facility. The impact of our equity offering and credit facility refinancing is offset by the contribution from the CEC acquisition, which closed in April of this year and is now included in our guidance.

As previously guided, we expect the acquisition of CEC to add approximately $250 million in fully annualized revenues. We also expect annualized net synergies of approximately $5 million to be realized over a 9 to 12-month period. On a fully annualized basis beginning in 2018, we expect the acquisition to be 9% to 11% accretive post synergies to our pre-acquisition-adjusted EBITDA.

Our outlook for the year also reflects our previously announced increase in annual expenditures related to our GEO Continuum of Care from $5 million to $10 million.

With respect to the CAR 16 procurement, as we have previously announced, our guidance continues to assume that it will result in a road to profitability for GEO, given the competitive nature of the procurement.

Finally, we have not assumed any new contracts for the utilization of our 7,000 available beds, which as George discussed, could represent material upside to our guidance.

With respect to our liquidity position, we have more than $660 million in available capacity under our revolving credit facility in addition to an accordion feature of $450 million under our credit facility.

As George previously mentioned, our recent equity offering and our continued earnings and cash flow growth have resulted in a decrease in our total net leverage ratio to approximately 4.5 times post-CEC acquisition.

With respect to our uses of cash, we expect our project and growth CapEx to be approximately $120 million in 2017, of which approximately $26 million had been spent as of the end of the first quarter. We also have approximately $17 million in scheduled annual principal payments of debt. As it relates to our dividend payment, as we announced last week, our board declared a quarterly cash dividend of $0.47 per share or $1.88 per share annualized on a split-adjusted basis.

We continue to expect 2017 to be a dynamic year and we will continue to evaluate our dividend on a quarterly basis consistent with our targeted minimum AFFO payout ratio of 75%.

With that, I will turn the call to Dave Donahue for a review of our GEO Corrections & Detention segment.

J. David Donahue

Senior Vice President and President, U.S. Corrections and Detention, & International Operations, The GEO Group, Inc.

Thanks, Brian, and good morning to everyone. I’d like to give you an update on our GEO Corrections & Detention segment. As you may be aware, GEO has enjoyed a three decade long partnership with the federal government, and we currently provide services for the Federal Bureau of Prisons; U.S. Immigration and Customs Enforcement, more commonly referred to as ICE; and the U.S. Marshals Service.

Additionally, we own and/or manage correctional facilities for 10 states, including Florida, Georgia, Louisiana, Oklahoma, Arizona, New Mexico, California, Vermont, Virginia and Indiana. Our business relationships with our state customers began in the mid-1980s and now involve more than 20 facilities that are almost all medium security or higher.

With respect to the international markets, GEO is the only U.S. publicly traded company providing corrections and detention services overseas. We operate in the U.K., Australia and South Africa. We’re extremely proud of our long-standing partnerships with our government customers in the U.S. and internationally.

With respect to recent facility activations during the first quarter, we completed the intake process at our company-owned 780-bed Folkston ICE Processing Center under a 5-year intergovernmental agreement between Charlton County, Georgia and ICE. This new contract is expected to generate approximately $21 million of annualized revenues for GEO.

We’re also pleased to have been recently awarded a new 10-year contract for the development and operation of a company-owned 1,000-bed detention facility in the Houston area, specifically Conroe, Texas. This important contract was awarded under solicitation issued by ICE in 2015 and which was a rebid of the ICE Houston Contract Detention Facility.

Our new $117 million facility will comply with the most recent ICE Detention Standards and provide extensive ICE offices and support areas. The project will create more than 330 full-time jobs in Montgomery County, Texas, where our company has had a long-standing presence through the management of our company-owned 1,500-bed Joe Corley Detention Facility.

The new facility in Conroe is expected to generate approximately $44 million in annualized revenues for GEO with returns on investment consistent with our company-owned facilities upon its completion in the fourth quarter of 2018.

We are proud of our extensive record of helping meet ICE’s needs with facilities that are highly rated and provide high-quality cost-effective services in safe, secure and humane residential environments. Over the last 30 years, our public/private partnership has allowed ICE to transfer services from older public jail facilities that did not meet the most up-to-date national standards to our highly rated cost-effective facilities.

As has been reported, the new administration has implemented a number of new policy directives, including ending the previous policy of catch and release and eliminating the many restrictions imposed on ICE officers to carry out the law as it relates to interior immigration enforcement. These changes may lead to an increase in apprehensions and detentions in the future.

Accordingly, the omnibus appropriations bill being considered by Congress, which will fund the federal government for the remainder of fiscal year 2017 through the end of September, includes more than an additional $1 billion for the Department of Homeland Security for border security, including funding for the hiring of new ICE personnel and more than 5,000 additional detention beds.

Moving on to the Federal Bureau of Prisons; as you know, the agency has a pending procurement known as CAR 16, which is currently sized at 3,600 beds. While decision on this solicitation is pending, the BOP also recently issued a pre-solicitation for a procurement notice CAR 19 for 9,540 beds at existing facilities. The Bureau of Prisons anticipates the CAR 19 solicitation to be issued on or about May 24, with a closing date of July 24, 2017. Combined, the CAR 16 and CAR 19 procurements total more than 13,000 beds, which is a larger number than the 10,800 beds that were contemplated under the original CAR 16 procurement. We believe this is indicative of the continued need for beds by the Bureau of Prisons.

As a reminder, our company-owned 3,500 bed, Big Spring Facility in Texas is currently being rebid under the CAR 16 procurement. The contract for our Big Spring Facility that was set to expire at the end of March was recently extended through the end of September. The 3,700-bed Reeves County-owned facility, which is comprised of two contracts between the Bureau of Prisons and the County and for which we have a management consulting agreement, is also being rebid under CAR 16. The Reeves County contracts with the BOP were recently extended through the end of June and July, respectively. We remain hopeful of retaining our contract for the GEO-owned Big Spring Facility and the county-owned Reeves Facility.

Additionally, the BOP has also recently issued a solicitation for CAR 18 for the management and operation of the government-owned Taft Correctional Facility located in Taft, California. The CAR 18 pre-solicitation notice, which was issued on April 3, provides for the facility to house a daily population of 2,355 beds under a contract term of 10 years inclusive of all option periods.

Moving to the state level; several states continue to face capacity constraints and inmate population growth and many of our state customers are facing challenges related to aging, inefficient prisons, which need to be replaced with new more cost-effective efficient facilities. For instance, in the states we currently operate, the average age of state prisons ranges from approximately 30 to 60 years. There are several states, including Oklahoma, Michigan, Kentucky, Kansas, Wisconsin and others, which have discussed the potential use of public/private partnerships to deal with the overcrowding conditions, as well as to replace older and more costly facilities.

In Michigan, the legislature passed budget language last year directing the state to explore options for the potential lease or purchase of available private correctional facilities in state to replace older, more costly facilities.

In Kansas, the Department of Corrections recently issued a solicitation for the development of a new 2,400-bed facility, which may be privately owned and state-operated, and will replace the Lansing Correctional Facility, which is in the state’s oldest prison facility.

Similarly, in Wisconsin, the legislature is considering a legislative proposal for the development of a new facility to replace one of the state’s oldest prison facilities. In states of Oklahoma and Alabama, they have discussed proposals for the development of new facilities, which may include the use of public/private partnerships to replace older infrastructure.

Finally, at the local level, Hamilton County, Tennessee had issued a public/private partnership procurement for the development of replacement jail facilities totaling approximately 1,800 beds. At this time, we believe the county is evaluating its options and may proceed with the continuation of its current private management contract arrangement in lieu of developing replacement facilities. We’re awaiting additional action from the County regarding this potential project.

With respect to our international markets, our GEO Australia subsidiary has continued to work on our project for the development and operation of the new 1,300-bed Ravenhall Prison near Melbourne. The large-scale project is expected to be completed in November of this year and will provide an unprecedented level of in-prison and post-release rehabilitation programs. The project is being developed under a public-private partnership. During the first quarter of this year, GEO made a previously scheduled investment of $87 million, with expected returns consistent with our company-owned facilities.

Also in Australia, the State of New South Wales had issued a procurement for a 1,700-bed facility known as the Grafton Prison. Unfortunately, after making the final shortlist of bidders, GEO was not the successful bidder for this project.

Finally, we are awaiting the contract award announcement potentially this quarter for the 400-bed John Morony Facility in New South Wales, which is a managed-only opportunity.

At this time, I’d like to turn the call over to Ann Schlarb for a review of our GEO Care segment. Ann?

Ann M. Schlarb

Senior Vice President & President,GEO Care, The GEO Group, Inc.

Thank you, Dave, and good morning, everyone.

As you may remember, our GEO Care segment is composed of four divisions. Following the acquisition of CEC, our GEO Reentry division now oversees 51 halfway houses totaling over 10,000 beds. Additionally, our GEO Reentry division manages more than 90 non-residential programs, including day reporting centers and in-prison treatment programs, with the ability to serve approximately 10,000 participants.

Our Youth Services division oversees 12 residential facilities with approximately 1,300 beds and 7 non-residential programs with approximately 1,200 participants. Our BI division provides services for approximately 171,000 individuals under community supervision, including more than 124,000 individuals through an array of technology products, including radio frequency, GPS, and alcohol monitoring devices. Finally, our GEO Continuum of Care division oversees the integration of our industry-leading evidence-based rehabilitation programs, both in-prison and through our community-based and post-release services.

We believe that our focus on improved rehabilitation and community reentry programs is in line with efforts being undertaken by government agencies not only in the U.S., but also internationally to invest in meaningful rehabilitation and recidivism reduction programs. We believe these efforts will continue to create opportunities for our company to partner with governments around the world.

Each of our divisions continues to pursue several new growth opportunities. Following the acquisition of CEC, our expanded GEO Reentry platform is well positioned to work with existing and prospective local and state correctional customers to leverage new opportunities in the provision of community reentry services. Those services are provided through real estate and programmatic solutions in residential settings as well as case management and support services in non-residential day reporting centers and in-prison treatment programs.

We are pursuing a number of new opportunities for residential reentry centers at the state and Federal level and for new day reporting centers, primarily at the state and local level. We estimate these new opportunities total approximately $76 million in potential annualized revenues.

Our Youth Services division continues to work towards maximizing the utilization of our existing asset base. Over the last couple of years, our Youth Services team has undertaken a number of marketing initiatives aimed at increasing the overall utilization of our existing Youth Services facilities. These important efforts have resulted in consistent and stronger sense of levels at several of our facilities as well as year-over-year earnings growth. We are pursuing additional referrals working with agencies at the Federal and local level for our Pennsylvania facilities and are exploring additional expansion opportunities of our community-based programs in Ohio and elsewhere.

Finally, our BI subsidiary continues to grow its supervision and electronic monitoring services at the local, state, and Federal level nationwide. BI is currently pursuing new business opportunities in a number of jurisdictions totaling approximately $23 million in annualized revenue potential.

With respect to our contract with the Intensive Supervision Appearance Program or ISAP, as we have updated you over the past several quarters, the utilization of this program has been increasing rapidly since the beginning of 2016. Currently, the program has approximately 70,000 average daily participants.

At this time, I’ll turn the call back to George for his closing remarks.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Thank you, Ann.

We are very pleased with our strong first quarter results and our outlook for the balance of the year, which reflect the continued growth of our diversified real estate and services platform. We have an extensive track record of capturing new organic growth projects and successfully integrating company and asset acquisitions which have created long-term value for our shareholders. And we believe that in each of our service lines, we’ve become a world leader and are recognized by our customers as best-in-class.

We are excited to have closed on our previously announced acquisition of CEC, which we believe has further solidified our position as the leading provider of evidence-based rehabilitation and community reentry services in the world. Following the acquisition of CEC, GEO now has 100,000 beds, making it the fifth largest corrections organization in the world.

We are philosophically and financially committed to maintaining what we believe is our position as the leading provider of evidence-based rehabilitation and community reentry services in the world. To this end, we have doubled our annual company commitment from $5 million to $10 million to continue to expand the delivery of our GEO Continuum of Care, providing enhanced offender rehabilitation integrated with post-release services.

We also continue to be optimistic about the demand for our diversified services and growth potential. With the acquisitions of CEC and Maverick County Detention Center, we now have approximately 7,000 available beds, which we believe could generate more than $60 million in annualized adjusted EBITDA.

As I have expressed to you in the past, it is gratifying to see GEO’s continued financial success based on its successful diversification and commitment to operational excellence. The success continues to be underpinned by our belief that, as a company, we are at our best when helping those in our care re-enter society as productive and employable citizens.

This concludes our presentation. And we would now like to open the call to your questions.

Question And Answer Section

Operator

Yes. Thank you. [Operator Instructions] And the first question comes from Kevin McVeigh with Deutsche Bank.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Great. Thanks, and thank you all for the detail. Hey, Brian, I just wanted to kind of dive into the guidance a little bit more. It looks like you took the revenue up $180 million. Can you just help us understand how much of that was CEC versus the core business and kind of maybe layer that down into the EBITDA as well?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Well, I think that the CEC is annualized about $250 million a year in revenue. So for the 2017, it’s probably about $180 million of additional revenue. So the guidance that we’ve provided reflects the update for CEC. I don’t think we had any material change to our standalone 2017 guidance from what we already provided. So the increase really reflects the CEC transaction, which you nailed the $180 million on the head.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. That’s helpful.

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

And then, I think we’ve said from a annualized basis, the CEC is worth about 9% to 11% on an EBITDA basis. Pre-acquisition, GEO eats standalone EBITDA. So again, I think proportionately, it’s going to be somewhat less in 2017, because we’re working through the synergies. And I don’t – in the second quarter, there’s no material synergies from the transaction. We’ll have some transition expenses that we’ll disclose when we provide our second quarter earnings results, but it’s really going to take until the fourth quarter before we start to materially realize those synergies, transition their corporate office staff to our corporate office, complete the integration around systems, field personnel, etcetera. So we don’t really expect to realize any meaningful synergies until 2018.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. But the EBITDA take-up is all around CEC as well, is that right? Is that the best way to think about it?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yes. I mean, compared to what our guidance was for 2017 standalone, that’s correct. So I think the way to look at it is, during the quarter we acquired CEC, we issued a significant amount of equity. We delevered the balance sheet. We positioned the company for future growth. We increased our liquidity by over $400 million to about $650 million. So that’s all of what’s transpired during the quarter and you could argue that CEC helped position the company for all that and absorbed some of that equity offering. So we’ve maintained our guidance despite issuing 10 million additional shares. And then, next year, we would expect accretion from CEC above that. And again, as George mentioned and I think Dave mentioned, we have not included in any of our guidance any additional contracts or prospective contracts related to ICE and the BOP procurement related to CAR 19. And we think we’ve captured reasonably what we expect the outcome to be from CAR 16.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. That’s helpful. And then, one other one. The Maverick County – if you said this, I missed it, but was that an acquisition in the quarter? And what did you pay for that? And then, is that included in the 7,000 beds underutilized? And if it is, how much is that Maverick County Facility acquired? How much came in from kind of CEC and then, ultimately, what was the existing business?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

So Maverick County is an idle facility currently. We’ve previously operated it and it’s been some years since we operated it as a managed-only facility. It’s about 700 beds and we acquired it for $15 million. [ph] We haven’t (37:09) included it in the idle beds, the 7,000 beds that George mentioned, but we haven’t included any upside from it. So we’ve absorbed the carrying costs, the addition – the financing costs, et cetera related to it, but we haven’t included any upside. And we would expect to target that to a Federal client.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Got it. But that’s in that 7,000 underutilized beds?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yes.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Okay. But another point to kind of make on the guidance is the guidance was that much better because you’ve got this incremental costs now from the operations and financing that you’re not getting credit for that you didn’t anticipate. Is that a fair way to think about it?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

Yeah. I think that’s a good synopsis.

Kevin McVeigh

Analyst, Deutsche Bank Securities, Inc.

Okay. Thank you.

Operator

Thank you. And the next question comes from Michael Kodesch with Canaccord Genuity.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Hey, good morning, guys. Thanks for taking my questions. I guess, maybe just first off on the Grafton Facility, I guess, kind of establishing yourself there with Ravenhall and that’s seemingly going pretty well. Just any comments on why you think Grafton didn’t – you weren’t included on the bid for Grafton?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, the contract has not been signed yet. And so, therefore, there hasn’t been a debriefing for us to take advantage of. So we don’t know why.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. And then, I guess, looking at the BOP, any idea why they would extend those contracts for maybe six months, but then not really have an answer, I guess, on the procurement itself? Is there a reason for the delay?

Brian R. Evans

Chief Financial Officer & Senior Vice President, The GEO Group, Inc.

You’re talking about CAR 16?

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Correct.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Is there a reason for the delay? Now, we really don’t have an insight to that. Now, the procurement has been going on almost two years. So we continue to await the outcome, but I would think we’re at the very end of it and it’s very possible that awards will be made on CAR 16 by the end of this month, which begins the beginning of CAR 19.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Okay. That’s helpful. Alrighty, I guess, moving maybe just to ICE then, can you help maybe frame, I guess, in your mind what the ICE opportunity looks like with the latest budget being passed for a little over 39,000 beds being fully funded? What are you guys kind of see is now the new opportunity set?

David J. Venturella

Senior Vice President-Business Development, The GEO Group, Inc.

Well, this is Dave Venturella. So what we see is ICE beginning to implement their Interior Enforcement Strategy. For the past 8 to 10 years, the focus has been on the border. I think everybody has seen the number of apprehensions and crossings going down. So phase 2 of that strategy is to focus in the interior.

Currently, ICE manages about 2.5 – 2 million to 3 million people, who are going through immigration removal proceedings. About half of those people, about 1 million or so, have final orders of removal. And so ICE will focus its resources based on the additional step they will get from the omnibus on those types of cases, as well as criminal aliens that they are tracking through state county and local criminal justice [indiscernible] (40:47). So we’ll start to see the benefits of that through increased apprehensions and increased detentions in the interior part of the United States, not necessarily along the southern border.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

All right. Yeah. That’s helpful. How about on the ISAP side? Can you help us kind of frame the opportunity set with that? Is it meaningfully above kind of the ramp that we’ve been seeing or would you expect, I guess, electronically monitoring to continue progressing as we’ve seen over the past few quarters?

Ann M. Schlarb

Senior Vice President & President,GEO Care, The GEO Group, Inc.

I think consistent with what Dave said, you’d see the same type of impact on ISAP as interior enforcement picks up and they begin using the contract the way they had historically. In addition, it will continue to be used as folks are coming over the border. We’re still seeing some there. So it’s averaging out at about a little over 70,000 right now and we anticipate to see it continuing at about that unless anything changes with the dynamics going on with ICE.

Michael B. Kodesch

Analyst, Canaccord Genuity, Inc.

Great. That’s really helpful. I’ll jump back in the queue if anything else. Thanks again guys.

Operator

Thank you. And the next question comes from Tobey Sommer with SunTrust.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. A follow-up on your ICE commentary. Does a change or, I guess, an introduction of more answers on interior enforcement – does that change the agency’s geographic preference as far as incremental bed demand? In other words, does maybe – does incremental beds not need to be or are they not desired to be located near the border? Thank you.

David J. Venturella

Senior Vice President—Business Development, The GEO Group, Inc.

I think as ICE deploys more resources to the larger metropolitan areas within the United States, I think the bed needs will be closer to those sources. So yes, it will be less needs along the border. If the rate of border crossings and apprehensions remain low, then the need will shift to the interior part of the United States.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

An additional question on ICE, could you refresh us about how increased either border or interior enforcement by ICE could impact activity levels at the other two federal agencies, U.S. Marshals and the Bureau of Prisons? Thank you.

David J. Venturella

Senior Vice President—Business Development, The GEO Group, Inc.

Well, I think any enforcement by federal law enforcement agencies could generate more prosecutions, convictions, and then eventual detention in the federal system. I think that the Attorney General’s recent announcement regarding the prosecution of criminal aliens would apply to all of the federal agencies. And so, we will monitor the impact of that new policy directive. But certainly, any increase in law enforcement activity could generate additional apprehensions and then eventually detention.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thanks. And George, I’m kind of interested on your perspective relative to real estate solutions where customers – you talked about replacement of facilities as part of the prepared remarks. What do you think the prospects are now to – for the company to be able to kind of push something past the finish line this year? And how do you feel about those kind of opportunities now versus a year ago, for example? Thanks.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Are you speaking at the federal level or at the state level?

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Both, frankly. Just for the entire market, not one specific [ph] customer category (44:59).

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, at the federal level, I think the agencies, ICE in particular, are looking for modern facilities that meet their latest detention standards. Our Houston award recently is an indication of that objective where our new facility will replace an existing much older facility that’s, I think, three decades old. Our new facility is a two-story building that cost $117 million and will probably be the state-of-the-art ICE processing center for the country. At the state level, we’re seeing more state procurements that involve replacement-type facilities. David, I would defer to you on that.

David J. Venturella

Senior Vice President-Business Development, The GEO Group, Inc.

Yes. Just to expand on that, we are seeing these opportunities increase and in this year in particular, and just looking at the age of the facilities throughout the country and the challenges, the fiscal challenges, the state budgets, we’re hopeful that additional opportunities will come out over the next couple of years.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And my question. Okay, go ahead.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Also regarding interior enforcement, I think that’s going to mean often a consolidation play on the part of the federal agencies where they will desire to have newly constructed facilities in northern and eastern portions of the country where they’ve been previously been serviced by local county jails. As their detention population increases in those geographical areas, they’re going to want larger more comprehensive facilities with judge’s chambers, office space for the ICE employees. So we still see more consolidation opportunities that lead to more new facilities at the federal level in particular.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you. Last question for me. If this continues to play out, which seems like higher demand at the federal, as well as state level and some of your available and idle capacity gets soaked up along with industry idle and available capacity, do you think that pricing in per diems could start to grow a little bit more quickly as there is kind of less available space for customers to look at? I’m curious about your perspective on the pricing over the next two, three years.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, anything built in the north and the east is going to cost more than it has been costing in the south from a construction standpoint, from a wage standpoint. Remember, the federal contracts in particular carry with them a federal wage determination that’s issued by the Department of Labor and we are required to pay those wage rates and the wage rates in the north and the east are much higher than the wage rates in south, as well as construction costs. So yes, we expect the per diem rates to be triple-digit for the north and the east.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

And do you think underlying pricing with kind of annual price changes may be more rapid rather than just commenting on sort of the revenue mix shift based on new demand in more expensive geographies?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, the pricing feature I’m most pleased with is a growing number of fixed price contracts by ICE, by the BOP, by the Marshals Service. That doesn’t leave us exposed to census fluctuations.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Okay. Thank you very much.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

They are guaranteed on a monthly basis regardless of size.

Tobey Sommer

Analyst, SunTrust Robinson Humphrey, Inc.

Thank you.

Operator

Thank you. [Operator Instructions] And the next question comes from Yinyan Ibanez from Philadelphia Financial.

Yinyan Ibanez

Analyst, Philadelphia Financial

Hi, thank you. I have a follow-up question on ICE. With the incremental budget just recently passed, how should we think about that could translate into incremental bed counts from ICE and the timing of contract awards from ICE, and as well as how much monthly share you think GEO can enjoy from these incremental contract awards? Thank you.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Well, we discussed previously that the budget provides for an additional 5,000 beds. Presently, GEO is the largest provider to ICE. We have, I would say, approximately 25% of all of the detention bed capacity around the country on behalf of ICE. And we would expect to achieve at least that percentage of future opportunities.

Yinyan Ibanez

Analyst, Philadelphia Financial

Do we have any ideas of timing of the contract awards?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

I would think it would begin within the next quarter.

Yinyan Ibanez

Analyst, Philadelphia Financial

Okay. Thank you.

Operator

Thank you. And the next question comes from Kevin McClure with Wells Fargo Securities.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Good morning. Thanks for taking my questions. Can you remind us what percentage of detainees at your facilities would be considered new arrivals or people who are recently picked up at the border? The border patrol statistics suggest that the new administration’s immigration policies may be deterring some attempted crossings. So I’m wondering to what extent that’s being reflected in the occupancy stats in Q1 or the sequential decline in occupancy over Q4 in some regions?

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

We don’t have that kind of information available to us unfortunately. I can’t answer that question.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Got it. Okay. And then, one follow-up on the ISAP program. How long is the average participant in that program monitored? Is it indefinite as long as they’re in the states? Or is there like a defined sunset period? Thanks.

Ann M. Schlarb

Senior Vice President & President,GEO Care, The GEO Group, Inc.

That’s totally up to the ICE officer to make that decision about supervision. There are different levels of supervision. They can escalate and deescalate from case management to technology. And it’s all on the agent to make that decision and determine somewhat by going through that immigration court process and following the immigration court order. So the customer makes that decision.

Kevin A. McClure

Analyst, Wells Fargo Securities LLC

Got it. I appreciate the time. Thank you.

Operator

Thank you. And there are no more questions at the present time. So at this time, I would like to turn the call to management for any closing comments.

George C. Zoley

Chairman, Chief Executive Officer, Founder & Director, The GEO Group, Inc.

Okay. Well, thank you, everyone for joining us on this call, and we look forward to addressing you in our next quarterly conference call. Thank you.

Operator

Thank you. The conference has concluded. Thank you for attending today’s presentation. You may now disconnect.